EXHIBIT 23(a)


    INDEPENDENT AUDITORS' CONSENT


    We consent to the incorporation by reference in this Registration Statement of Texas Utilities Company (doing business as TXU Corp) on Form S-8 of our reports dated March 5, 1999 and September 3, 1999, appearing in the Annual Report on Form 10-K of Texas Utilities Company for the year ended December 31, 1998 and in the Annual Report on Form 11-K of the Deferred and Incentive Compensation Plan of the Texas Utilities Company System for the year ended June 30, 1999, respectively.


    /s/ Deloitte & Touche LLP

    Dallas, Texas
    December 20, 1999